Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Renaissance Learning, Inc. and Subsidiaries
Wisconsin Rapids, WI

     We have audited the accompanying consolidated balance sheets of Renaissance Learning, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Renaissance Learning, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 21, 2005
(May 19, 2005 as to the classification of Generation21 Learning Systems, LLC as discontinued operations described in Notes 2 and 17)

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2004 and 2003

	2004	2003
	(In Thousands, Except Share and
	Per Share Amounts)
ASSETS
Current assets:
Cash and cash equivalents	$27,460	$62,524
Investment securities	25,103	42,825
Accounts receivable, less allowance of $1,283 and $1,341, respectively	8,441	12,531
Inventories	2,364	2,270
Prepaid expenses	1,194	1,301
Deferred tax asset	3,800	3,743
Assets of discontinued operations	1,149	1,493
Other current assets	453	889

Total current assets	69,964	127,576
Investment securities	21,003	6,485
Property, plant and equipment, net	18,552	19,999
Deferred tax asset	1,620	1,795
Goodwill	2,757	2,642
Other intangibles, net	192	478
Capitalized software, net	636	626

Total assets	$114,724	$159,601

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,377	$2,879
Deferred revenue	16,484	10,270
Payroll and employee benefits	2,832	2,804
Income taxes payable	925	2,295
Liabilities of discontinued operations	1,650	1,245
Other current liabilities	3,881	4,843

Total current liabilities	28,149	24,336
Deferred revenue	620	800
Deferred compensation	1,354	958

Total liabilities	30,123	26,094
Minority interest	184	177
Shareholders’ equity:
Common stock, $.01 par; shares authorized: 150,000,000; issued: 34,736,647 shares at December 31, 2004 and 2003	347	347
Additional paid-in capital	54,490	54,167
Retained earnings	99,689	148,596
Treasury stock, at cost
3,865,280 shares at December 31, 2004
3,860,802 shares at December 31, 2003	(70,213)	(69,838)
Accumulated other comprehensive income	104	58

Total shareholders’ equity	84,417	133,330

Total liabilities and shareholders’ equity	$114,724	$159,601

     The accompanying notes to the consolidated financial statements are an integral part of these balance sheets.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In Thousands,
	Except Per Share Amounts)
Net Sales:
Products	$91,482	$106,080	$108,406
Services	20,242	21,552	20,985

Total net sales	111,724	127,632	129,391

Cost of sales:
Products	6,167	10,656	11,782
Services	9,532	9,628	9,243

Total cost of sales	15,699	20,284	21,025

Gross profit	96,025	107,348	108,366
Operating expenses:
Product development	14,536	14,881	14,960
Selling and marketing	30,551	27,997	28,013
General and administrative	12,005	12,346	12,682

Total operating expenses	57,092	55,224	55,655

Operating income	38,933	52,124	52,711
Other income:
Interest income	1,072	1,927	3,207
Other, net	568	340	553

Income-continuing operations before income taxes	40,573	54,391	56,471
Income taxes-continuing operations	15,012	19,406	21,744

Income-continuing operations	25,561	34,985	34,727

Loss on discontinued operations, net of income taxes	(2,859)	(2,444)	(3,289)

Net income	$22,702	$32,541	$31,438

Basic earnings per share
Continuing operations	$0.82	$1.12	$1.03
Discontinued operations	(0.09)	(0.07)	(0.10)

Net income	$0.73	$1.05	$0.93

Diluted earnings per share
Continuing operations	$0.82	$1.12	$1.02
Discontinued operations	(0.09)	(0.08)	(0.10)

Net income	$0.73	1.04	0.92

     The accompanying notes to the consolidated financial statements are an integral part of these statements.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2004, 2003 and 2002

					Accumulated
	Common	Additional			Other	Total
	Stock	Paid-in	Retained	Treasury	Comprehensive	Shareholders’
	Amount	Capital	Earnings	Stock	Income (Loss)	Equity
	(In Thousands)
Balance, December 31, 2001	$346	$51,703	$84,617	$(325)	$190	$136,531

Net income	—	—	31,438	—	—	31,438
Foreign currency translation	—	—	—	—	(58)	(58)
Unrealized loss on securities	—	—	—	—	(241)	(241)

Comprehensive income	—	—	—	—	—	31,139
Stock repurchased for treasury	—	—	—	(49,155)	—	(49,155)
Employee stock purchase plan	—	1,066	—	—		1,066
Exercise of stock options	1	1,219	—	—	—	1,220
Tax benefit on stock options	—	378	—	—	—	378
Stock option grants to non-employees	—	57	—	—	—	57

Balance, December 31, 2002	347	54,423	116,055	(49,480)	(109)	121,236

Net income	—	—	32,541	—	—	32,541
Foreign currency translation	—	—	—	—	167	167

Comprehensive income	—	—	—	—	—	32,708
Stock repurchased for treasury	—	—	—	(23,727)	—	(23,727)
Employee stock purchase plan	—	(131)	—	1,177	—	1,046
Exercise of stock options	—	(561)	—	2,192	—	1,631
Tax benefit on stock options	—	393	—	—	—	393
Stock option grants to non-employees	—	43	—	—	—	43

Balance, December 31, 2003	347	54,167	148,596	(69,838)	58	133,330

Net income	—	—	22,702	—	—	22,702
Foreign currency translation	—	—	—	—	46	46

Comprehensive income	—	—	—	—	—	22,748
Dividends ($2.31 per share)	—	—	(71,609)	—	—	(71,609)
Stock repurchased for treasury	—	—	—	(5,539)	—	(5,539)
Exercise of stock options	—	(833)	—	5,164	—	4,331
Tax benefit on stock options	—	1,156	—	—	—	1,156

Balance, December 31, 2004	$347	$54,490	$99,689	$(70,213)	$104	$84,417

(1) Common Stock, $0.01 par value, 150,000,000 shares authorized.

     The accompanying notes to the consolidated financial statements are an integral part of these statements.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In Thousands)
Reconciliation of net income to net cash provided by operating activities:
Net income	$22,702	$32,541	$31,438
Noncash (income) expenses included in net income -
Depreciation and amortization	3,638	3,923	4,633
Amortization of investment discounts/premiums	696	1,618	2,146
Deferred income taxes	118	114	323
Change in assets and liabilities -
Accounts receivable	4,383	(733)	(221)
Inventories	(21)	(630)	(76)
Prepaid expenses	125	59	(348)
Accounts payable and other liabilities	(2,471)	(463)	(200)
Deferred revenue	6,499	348	3,047
Income tax benefit from the exercise of stock options	1,156	393	378
Other current assets	437	442	(19)
Other	(22)	416	439

Net cash provided by operating activities	37,240	38,028	41,540

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,411)	(2,436)	(1,572)
Purchase of investment securities	(46,408)	(42,357)	(60,816)
Maturities/sales of investment securities	48,949	73,045	50,575
Capitalized software development costs	(563)	(448)	(729)
Acquisitions	—	(521)	—

Net cash provided (used) by investing activities	567	27,283	(12,542)

Cash flows from financing activities:
Return of capital to minority interest	(54)	—	—
Proceeds from issuance of stock	—	1,046	1,066
Proceeds from exercise of stock options	4,331	1,674	1,277
Dividends paid	(71,609)	—	—
Purchase of treasury stock	(5,539)	(23,727)	(49,025)

Net cash used by financing activities	(72,871)	(21,007)	(46,682)

Net (decrease) increase in cash	(35,064)	44,304	(17,684)
Cash and cash equivalents, beginning of period	62,524	18,220	35,904

Cash and cash equivalents, end of period	$27,460	$62,524	$18,220

Supplemental cash flow information
Cash paid during the year for -
Interest	$—	$—	$—
Income taxes (net of refunds)	$13,054	$17,172	$20,845

The accompanying notes to the consolidated financial statements are an integral part of these statements.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Consolidation

     Our consolidated financial statements include the financial results of Renaissance Learning, Inc. (“Renaissance Learning”) and our subsidiaries (collectively, the “Company”). Our significant operating subsidiaries include Renaissance Corporate Services, Inc. and Generation21 Learning Systems, LLC (“Generation21”). All significant intercompany transactions have been eliminated in the consolidated financial statements.

(2) Nature of operations

     Renaissance Learning is a provider of learning information systems software and school improvement programs to pre-K-12 schools in the United States and Canada. Our computer-based learning information systems and related professional development, school improvement programs, consulting and technical services help educators motivate students, accelerate learning, improve test scores, and help students master standards by increasing the quality, quantity, and timeliness of performance data available to educators to facilitate increased student practice of essential skills and to support instruction. We offer a full line of professional service and support solutions that integrate with, complement, and enhance the effectiveness of, our research-based learning information system products. Sold separately or bundled with our products to provide a complete solution, our service offerings include: training workshops and seminars, web courses and distance training, consulting services to teachers and administrators, software support, technical services and application hosting.

     Our learning information systems and related service solutions cover a wide range of subject areas including: reading, early literacy, mathematics, writing, vocabulary, test preparation, standards assessment and language acquisition. We also provide customized assessment software to educational publishers which supports many of the popular textbook series used in K-12 and post-secondary educational institutions in North America. Our most widely adopted and best known product is the Accelerated Reader, which provides educators with information for motivating and monitoring increased literature-based reading practice and to support instruction. Our other software and service solution brands include: STAR Reading, STAR Early Literacy, Fluent Reader, Accelerated Vocabulary, Read Now, Reading Renaissance, Accelerated Math, STAR Math, MathFacts in a Flash, Math Renaissance, Accelerated Grammar and Spelling, StandardsMaster and English in a Flash.

     In addition, we sell Generation21 enterprise software for training and knowledge management throughout organizations. In January 2005, a decision was made to divest this non-core part of our business. On February 28, 2005, we completed the sale of Generation21.

(3) Acquisition

     On August 19, 2003, we acquired a start-up enterprise in order to obtain certain in-process research and development. The transaction was accounted for using the purchase method of accounting. The total purchase price of $521,000 was allocated based on the fair values of the assets acquired and liabilities assumed and included an allocation of $329,000 to goodwill (see Note 5). The operating results of this company, which are not material to our consolidated financial statements, are included in our consolidated financial statements since the date of acquisition. Pro forma data relating to the acquisition is not provided because it would not differ significantly from historical results.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

(4) Significant accounting policies

     (a) Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (b) Revenue recognition

     We recognize revenue in accordance with Statement of Position No. 97-2 “Software Revenue Recognition” issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. Revenues are recorded net of an allowance for estimated returns. Allowances for bad debts are also recorded at the time of the sale.

     Product revenue is derived primarily from the sale of software products. We recognize revenue from sales of perpetually licensed off-the-shelf software products at the time of shipment to customers. Revenue from subscription-based products is recognized on a straight-line basis over the subscription period. We recognize revenue from the sale of software products which require significant modification or customization on the percentage-of-completion method of accounting. Accordingly, revenue is deferred for advance payments from customers that are in excess of revenues recognized under the percentage-of-completion method of accounting. Included in accounts receivable at December 31, 2004 and 2003 is $181,000 and $96,000, respectively, of amounts recognized as revenue under the percentage-of-completion method which are not yet billed to the customers.

     Service revenue is derived from (i) training seminars, (ii) software telephone support agreements, (iii) consulting services, and (iv) technical services. Revenue from training seminars is recognized when the seminar or workshop is performed. Revenue from consulting and technical services is recognized as the service is performed or on a straight-line basis over the contractual period. Telephone support included with sales of perpetually licensed software has a duration of twelve months or less and is recognized at the time the software is shipped with the related costs of providing the telephone support accrued for at the same time. Revenue from other software support agreements is initially recorded as deferred revenue and recognized as revenue on a straight-line basis over 12 or 24 months depending on the term of the agreement.

     Deferred revenue includes (i) amounts invoiced for products not yet delivered and services not yet performed, (ii) advance invoicing on contracts, and (iii) that portion of software support agreements and subscription-based product sales that has not yet been recognized as revenue.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     (c) Cash and cash equivalents

     Cash amounts on deposit at banks and highly liquid debt instruments purchased with an original maturity date of three months or less are included in cash and cash equivalents. Debt instruments are carried at cost, which approximates market value due to the short-term nature of those instruments. Cash and cash equivalents consisted of the following at December 31:

	2004	2003
	(In Thousands)
Cash and time deposits	$11,060	$9,924
Municipal obligations	16,400	32,300
Corporate obligations	—	20,300

	$27,460	$62,524

     (d) Investment securities

     We classify our investment securities as “held-to-maturity” or “trading” in accordance with the provisions of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115). We do not have any investments classified as “available for sale”.

     Debt securities have an original maturity of more than three months and a remaining maturity of less than twenty-four months. All of our debt securities are classified as held-to-maturity and are carried at amortized cost. The fair value of our debt securities listed below are based on quoted market prices. Our investments in debt securities consist of commercial paper, corporate bonds and municipal obligations.

     The equity securities we own are held for the purpose of funding our Supplemental Executive Retirement Plan (“SERP”), as further described in Note 10. These equity securities are classified as trading and are therefore carried at their current fair value based on quoted market prices. Our investments in equity securities consist entirely of various mutual fund shares in amounts that mirror the aggregate investment selections of the participants in the SERP.

     Investment securities consisted of the following at December 31:

	2004		2003
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
		(In Thousands)
Debt securities due in less than 1 year:
Commercial paper	$1,496	$1,500	$—	$—
Corporate bonds	3,762	3,748	18,224	18,304
Municipal bonds	19,845	19,790	24,601	24,628

Current investment securities	25,103	25,038	42,825	42,932

Debt securities due in 1 to 2 years:
Corporate bonds	3,000	2,968	3,902	3,904
Municipal bonds	16,649	16,593	2,583	2,582
Equity securities:
Mutual fund investments	1,354	1,354	—	—

Non-current investment securities	21,003	20,915	6,485	6,486

Total investment securities	$46,106	$45,953	$49,310	$49,418

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     (e) Inventories

     Inventories are carried at the lower of first-in, first-out (FIFO) cost or market. Inventories primarily consist of purchased materials which include optical-mark card scanners, educational products, training materials, manuals, and motivational items.

     (f) Advertising costs

     Advertising costs are expensed as the advertising takes place. Advertising expenses for 2004, 2003 and 2002 were approximately $7.8 million, $7.2 million and $8.5 million, respectively.

     (g) Property, plant and equipment

     Property, plant and equipment are recorded at cost and are depreciated over their estimated useful lives using principally the straight-line method for financial reporting purposes. Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that significantly extend the useful life of an asset are added to the plant and equipment accounts. Depreciation expense was $2.5 million, $2.8 million and $3.3 million for 2004, 2003 and 2002, respectively.

     The estimated useful lives for property, plant and equipment are as follows: buildings-25 to 40 years; furniture, fixtures and office equipment-5 to 8 years; computer and production equipment-3 to 5 years; vehicles-5 years; and leasehold improvements-the lease term.

     Net property, plant and equipment consisted of the following at December 31:

	2004	2003
	(In Thousands)
Land and improvements	$3,646	$3,642
Buildings	16,043	16,004
Furniture, fixtures and office equipment	5,641	5,730
Computer and production equipment	9,092	9,253
Other	1,699	1,545

Total property, plant and equipment	36,121	36,174
Less — accumulated depreciation and amortization	17,569	16,175

Property, plant and equipment, net	$18,552	$19,999

     (h) Software development costs

     We capitalize certain software development costs incurred after technological feasibility is achieved. Capitalized costs are reported at the lower of amortized cost or net realizable value. Capitalized software development costs are amortized on a product-by-product basis using the straight-line method over the estimated economic life of the products which is generally estimated to be 24 months. Amortization begins when the products are available for general release to customers. All other research and development expenditures are charged to product development expense in the period incurred. When capitalized software is fully amortized, the balance is removed from the capitalized software and accumulated amortization accounts. Amounts capitalized were approximately $563,000, $448,000 and $729,000 in 2004, 2003 and 2002, respectively. Amortization expense of approximately $553,000, $481,000 and $576,000 for 2004, 2003 and 2002, respectively, is included in cost of sales-products in the consolidated statements of income. At December 31, 2004 and 2003, accumulated amortization of capitalized software development costs was $1.0 million and $1.0 million, respectively.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     (i) Sales and concentration of credit risks

     We grant credit to our customers in the ordinary course of business. The majority of our customers are schools or school districts, although we do sell some of our products through resellers. Concentrations of credit risk with respect to trade receivables are limited due to the significant number of customers and their geographic dispersion. In 2004, 2003, and 2002, no customer represented more than 10% of net sales.

     (j) Stock-based compensation

     We elected, as permitted by SFAS 123 “Accounting for Stock Based Compensation,” to follow the intrinsic value based method of accounting for stock options consistent with Accounting Principles Board Opinion No. 25 (“APB 25”) “Accounting for Stock Issued to Employees” and to provide the pro forma disclosures of net income and earnings per share as if the fair value based method had been applied. Under the intrinsic value method, compensation cost for stock options is measured by the excess, if any, of the quoted price of our stock at the measurement date over the exercise price. The Black-Scholes option-pricing model was used to compute the fair value of each option granted for purposes of the pro forma disclosures required by SFAS 123.

     Had compensation cost been determined for the stock option grants based on the fair value method set forth under SFAS 123, net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

	2004	2003	2002
	(In Thousands, Except Per Share Amounts)
Net Income, as reported	$22,702	$32,541	$31,438
Deduct: total stock-based compensation expense determined under fair-value based method for all awards, net of tax	1,681	3,767	4,429
Pro forma net income	$21,021	$28,774	$27,009

Earnings per share:
Basic:
As reported	$0.73	$1.05	$0.93
Pro forma	0.68	0.92	0.80
Diluted:
As reported	$0.73	$1.04	$0.92
Pro forma	0.67	0.92	0.80
The per share weighted average fair value of options granted under the plan during the year is:	$14.08	$12.30	$16.01

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2004	2003	2002
Dividend yield	0.64%	0%	0%
Expected volatility	62.48%	75.20%	80.27%
Risk-free interest rate	3.39%	3.09%	3.91%
Expected life (in years)	6	6	6

     (k) Earnings per common share

     Earnings per share is computed in accordance with SFAS 128 “Earnings per Share”. Basic earnings per common share (“Basic EPS”) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Shares issued and shares reacquired during the period are weighted for the portion of the period they were outstanding.

     Diluted earnings per common share (“Diluted EPS”) is computed similarly to Basic EPS except that the weighted average number of shares outstanding is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Our potentially dilutive common shares consist of unexercised stock options.

     The computation of Diluted EPS does not assume conversion, exercise or contingent issuance of securities that may have an antidilutive effect on earnings per share. Consequently, stock options with an exercise price greater than the average market price for the period are not included in the computation of potentially dilutive common shares. For the years ended December 31, 2004, 2003 and 2002, respectively, there were 768,116; 807,319; and 721,631 options excluded from the computation of potentially dilutive weighted average common shares.

     The weighted average shares outstanding are as follows:

	2004	2003	2002
Basic weighted average shares outstanding	31,046,200	31,110,578	33,858,579
Dilutive effect of outstanding stock options	153,611	194,853	209,137

Diluted weighted average shares outstanding	31,199,811	31,305,431	34,067,716

     (l) Income taxes

     We account for income taxes according to the provisions of SFAS 109, “Accounting for Income Taxes”. SFAS 109 requires an asset and liability based approach to accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between financial and tax accounting of revenue and expense items. Valuation allowances are provided when it is anticipated that some or all of a deferred tax asset is not likely to be realized.

     (m) Comprehensive income (loss)

     Our comprehensive income (loss) includes foreign currency translation adjustments, which are included in accumulated other comprehensive income in the consolidated statements of shareholders’ equity. On January 1, 2002, we reclassified our investment securities to held-to-maturity from available-for-sale and have amortized the balance of unrealized gains and losses as allowed by the SFAS 115 “Accounting for Certain Investments in Debt and Equity Securities”. This reclassification of our investments did not have an impact on our reported net income for any of the periods presented. At December 31, 2004, 2003 and 2002, accumulated other comprehensive income consisted entirely of foreign currency translation adjustments.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     (n) Shipping and handling revenues and costs

     We include shipping and handling fees billed to customers in net sales. The related shipping and handling costs are included in cost of sales.

     (o) Reclassifications

     Certain previously reported amounts have been reclassified to conform with the 2004 presentation.

(5) Goodwill and other intangible assets

     Under SFAS 142 “Goodwill and Other Intangible Assets”, we are required to assess goodwill at least annually for impairment by applying a fair-value-based test. We completed this testing at December 31, 2004 and 2003. We found no instances of impairment of our recorded goodwill.

     Goodwill of $329,000 was acquired with the purchase of a start-up enterprise in 2003 (Note 3). During 2004, the reported goodwill amount on our balance sheet increased $115,000 solely as a result of the effect of foreign currency translation when preparing our consolidated financial statements.

     For the years ended December 31, 2004, 2003, and 2002, we recognized amortization expense of $286,000, $396,000 and $538,000, respectively on other intangibles with finite lives. Other intangibles with finite lives are scheduled to be fully amortized in 2005 with corresponding amortization estimated to be $192,000 in 2005. The estimated useful lives are four years for algorithms and software code and five years for a non-compete agreement.

     Other intangibles consisted of the following:

	December 31, 2004			December 31, 2003
	Gross	Accumulated		Gross	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
			(In Thousands)
Algorithms and software code	$2,124	$2,124	$—	$2,124	$2,058	$66
Non-compete agreement	1,100	908	192	1,100	688	412

Other intangibles	$3,224	$3,032	$192	$3,224	$2,746	$478

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

(6) Income taxes

     The provision for income taxes from continuing operations consisted of:

	2004	2003	2002
	(In Thousands)
Current tax provision:
U.S. federal	$12,340	$16,189	$18,365
State and local	2,498	2,798	3,056
Foreign	56	305	—

Total current tax provision	14,894	19,292	21,421

Deferred tax provision:
U.S. federal	113	105	313
State and local	5	9	10

Total deferred tax provision	118	114	323

Provision for income taxes	$15,012	$19,406	$21,744

     Effective rate reconciliation:

	2004		2003		2002
			(In Thousands)
Income tax provision at statutory tax rate	$14,200	35.0%	$19,037	35.0%	$19,764	35.0%
State and local taxes, net of federal tax benefit	1,641	4.0%	1,852	3.4%	2,029	3.6%
Federal research credit	(262)	(0.6%)	(1,051)	(1.9%)	(250)	(0.4%)
Other	(567)	(1.4%)	(432)	(0.8%)	201	0.4%

Provision for income taxes	$15,012	37.0%	$19,406	35.7%	$21,744	38.6%

     Deferred tax assets consisted of the following at December 31:

	2004	2003
	(In Thousands)
Current deferred tax assets:
Deferred revenue	$1,228	$1,063
Expenses not currently deductible	2,572	2,680

Net current deferred tax assets	3,800	3,743

Noncurrent deferred tax assets:
Deferred revenue	77	78
Depreciation and amortization	173	190
Intangibles	1,370	1,527

Net noncurrent deferred tax assets	1,620	1,795

Total deferred tax assets	$5,420	$5,538

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

(7) Lines of credit

     We have a $15.0 million unsecured revolving line of credit with a bank, which is available until May 31, 2006. The line of credit bears interest at either a floating rate based on the prime rate less 1.0%, or a fixed rate for a period of up to 90 days based on LIBOR plus 1.25%. The rate is at our option and is determined at the time of borrowing. We also have a $2.0 million unsecured revolving line of credit with a bank available until April 30, 2006. The line of credit bears interest based on the prime rate less 1.0%. As of December 31, 2004, the lines of credit had not been used.

(8) Lease commitments

     We are party to various operating leases, primarily for facilities we occupy to carry out our business operations. Rent expense for 2004, 2003 and 2002 was approximately $1.1 million each year.

     Future approximate minimum rental payments (including estimated operating costs) required under operating leases as of December 31, 2004 are as follows:

(In Thousands)
2005	$1,073
2006	672
2007	349
2008	180
After 2008	257

$2,531

(9) Litigation

     We are subject to various claims and proceedings covering a wide range of matters that arise in the ordinary course of business activities. We believe that any liability that may ultimately arise from the resolution of these matters will not have a material adverse effect on our financial position, results of operations or shareholders’ equity.

(10) Retirement plans

     In order to provide retirement benefits for our employees, we have established a defined contribution 401(k) Savings Plan covering all employees in the United States who meet certain service requirements and a Supplemental Executive Retirement Plan (“SERP”) available to senior management.

     Employees participating in the 401(k) plan may elect to contribute up to 50% of their annual pretax compensation subject to certain IRS limitations. SERP participants may elect to defer up to 20% of their annual pretax compensation to the SERP.

     Vesting and employer matching contributions are the same under both plans. Beginning in 2003, vesting of employer contributions takes place ratably over an employee’s first four years of service with full vesting of past and future employer contributions once four years of service is reached. Prior to 2003, employees were fully vested in employer contributions immediately.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     Employer matching contributions are currently $0.75 for each $1.00 contributed by a participant and are limited to a maximum of 4.5% of a participant’s pretax compensation. Prior to 2003, employer matching contributions were $0.66 for each $1.00 contributed by a participant and were limited to 4.0% of a participant’s pretax compensation. For those employees participating in the SERP, the maximum employer contribution is determined on a combined basis with the 401(k) plan. Discretionary employer contributions may also be made to the plans. There were no discretionary contributions made in 2004, 2003 or 2002 to the plans.

     All amounts credited to a SERP participant’s account are hypothetically invested in certain publicly traded investment funds, as directed by each participant. Prior to 2004, we had not funded this liability. In late 2004, we funded our liability for benefits payable to SERP participants with investments that mirror their investment selections. Prior to the funding of the liability, changes in the market value of the investment funds chosen by SERP participants caused our liability for this benefit to increase or decrease and a corresponding loss or gain to be recognized in our statement of income and results of operations. As the SERP is now fully funded, future changes in the market value of the participants’ investment selections will no longer affect our statement of income and results of operations. The liability for the SERP is classified as deferred compensation and the related investments are classified under investment securities on our consolidated balance sheets. Our liability for the SERP was $1,354,000 at December 31, 2004 and $958,000 at December 31, 2003.

     The following summarizes our expense under these retirement plans:

	2004	2003	2002
	(In Thousands)
Employer matching contribution - 401(k) Plan	$1,241	$1,268	$1,071
Employer matching contribution - SERP	24	24	19
(Gain) or loss related to unfunded SERP liability	16	118	(43)

Total	$1,281	$1,410	$1,047

(11) Stock option plan

     We have established the 1997 Stock Incentive Plan (the “Plan”) for our officers, key employees, non-employee directors and consultants. Options granted under the plan may be in the form of nonqualified stock options (“NSO”) or incentive stock options which comply with Section 422 of the Internal Revenue Code (“ISO”). A combined maximum of 6,000,000 options, stock appreciation rights (“SAR”) and share awards may be granted under the plan. The exercise price of the options is the market value of our common stock at the date of grant. Generally, options vest and become exercisable ratably over a four-year period, commencing one year after the grant date. The options expire 10 years from the grant date. As of December 31, 2004, only NSOs have been granted; no ISOs, SARs or share awards have been granted under the plan. At December 31, 2004, there were approximately 2.7 million shares available for issuance under our 1997 Stock Incentive Plan.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     A summary of stock option activity under the plan is as follows:

	2004		2003		2002
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price
Outstanding at beginning of year	1,989,383	$21.82	1,818,257	$22.16	1,421,911	$22.06
Granted	122,067	24.73	386,720	18.33	578,857	22.40
Exercised	(285,522)	15.17	(121,394)	13.44	(75,557)	16.15
Cancelled	(200,890)	24.68	(94,200)	24.78	(106,954)	26.45

Outstanding at end of year	1,625,038	22.85	1,989,383	21.82	1,818,257	22.16

Options exercisable at end of year	1,074,182	$23.12	1,079,932	$21.43	839,512	$19.06

     The following table summarizes information about stock options outstanding at December 31, 2004:

	Outstanding Options			Exercisable Options
		Weighted Average			Weighted Average
Range of	Options	Remaining	Weighted Average	Options	Exercise Price of
Exercise price	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercisable Options

$8.00 to $16.00	229,563	3.73	$11.38	229,563	$11.38
$16.01 to $22.00	627,359	7.03	17.81	334,546	18.53
$22.01 to $28.00	194,436	8.98	24.71	64,673	24.75
$28.01 to $34.00	376,379	6.39	30.65	278,720	30.40
$34.01 to $40.00	196,300	5.91	35.46	165,930	35.65
$40.01 to $52.00	1,001	6.56	51.47	750	51.47

$8.00 to $51.58	1,625,038	6.51	$22.85	1,074,182	$23.12

(12) Employee stock purchase plan

     Effective July 1, 1998, we adopted an Employee Stock Purchase Plan (“ESPP”) which allows employees to purchase shares of common stock through payroll deductions, up to 10% of eligible compensation. The purchase price is equal to 85% of the fair market value of the common stock on either the first or last day of the subscription period, whichever is lower. A total of 500,000 shares are available for purchase under the plan. We have elected to apply APB 25 “Accounting for Stock Issued to Employees”, as amended by FASB Interpretation No. 44 (“FIN 44”), in accounting for its stock-based plans. Accordingly, no expense is recognized for employee stock purchases through the plan. Shares of common stock issued with respect to the plan were approximately 65,000 shares in January 2003 for fiscal 2002 and 43,000 shares in January 2002 for fiscal 2001, at a per share price, representing 85% of the fair market value as described above, of $16.07 and $24.65, respectively. We did not offer the ESPP to our employees in 2003 or 2004 and do not intend to offer the ESPP in 2005.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

(13) Shareholders’ equity

     On April 17, 2002, our Board of Directors authorized the repurchase of up to 5,000,000 shares of our common stock. On February 9, 2005, our Board of Directors authorized the repurchase of an additional 3,000,000 shares of common stock. No time limit was placed on the duration of the repurchase program. Repurchased shares will become treasury shares and will be used for stock-based employee benefit plans and for other general corporate purposes. During the period of January 1, 2004 through December 31, 2004, we repurchased 290,000 shares at a cost of $5.5 million. Since authorization, we have repurchased 4.3 million common shares at a cost of $78.4 million under this repurchase program.

     On April 14, 1999, our shareholders approved an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the authorized common stock of the Company from 50,000,000 shares to 150,000,000 shares with a $.01 par value per share. The Company’s Amended and Restated Articles of Incorporation also includes authorization to issue up to 5,000,000 shares of preferred stock with a $.01 par value per share. No preferred stock has been issued.

(14) Segment reporting

     Beginning in 2004, our results are presented as one operating segment. We had previously reported two operating segments: (i) software and (ii) training. We are no longer organized by these segments and we now manage our operations as one business. These changes were made to better support our customers’ needs through offerings of bundled solutions which consist of software, professional development, implementation assistance, technical consulting, and ongoing maintenance and support plans. Accordingly, we do not produce discrete financial information or make resource allocation decisions for separately reportable segments as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Foreign market operations are not significant at this time.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

(15) Quarterly results of operations (unaudited)

     The following table sets forth unaudited consolidated income statement data for each quarter of the last two fiscal years. The unaudited quarterly financial information has been prepared on the same basis as the annual information presented in the consolidated financial statements and, in management’s opinion, reflects all adjustments (consisting of normal recurring entries) necessary for a fair presentation of the information provided. The operating results for any quarter are not necessarily indicative of results for any future period.

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In Thousands, Except Per Share Amounts)
2004
Net sales	$30,955	$30,500	$25,011	$25,258
Gross profit	25,718	26,787	21,483	22,037
Operating income-continuing operations	10,749	13,500	7,334	8,990
Income tax provision-continuing operations	4,005	5,021	2,738	3,248
Net income-discontinued operations	(802)	(794)	(728)	(535)
Net income	5,942	7,685	3,868	5,207
Basic and diluted earnings per share:
Continuing operations	0.22	0.27	0.15	0.18
Discontinued operations	(0.03)	(0.02)	(0.03)	(0.01)
Net income	0.19	0.25	0.12	0.17
Common stock price per share:
High	31.00	26.54	24.50	20.41
Low	23.97	20.91	20.35	18.46

2003
Net sales	$33,639	$32,877	$30,481	$30,635
Gross profit	27,254	28,208	25,585	26,301
Operating income-continuing operations	13,451	15,657	12,239	13,044
Income tax provision-continuing operations	5,153	5,997	3,489	4,767
Net income-discontinued operations	(638)	(684)	(472)	(650)
Net income	7,660	8,976	8,278	7,627
Basic and diluted earnings per share:
Continuing operations	0.26	0.31	0.28	0.27
Discontinued operations	(0.02)	(0.02)	(0.01)	(0.02)
Net income	0.24	0.29	0.27	0.25
Common stock price per share:
High	19.91	24.09	26.90	26.82
Low	15.90	16.20	21.10	22.22

     Earnings per share amounts for each quarter are required to be calculated independently and therefore may not total to the amount calculated for the year.

RENAISSANCE LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

(16) Recent accounting pronouncements

     In December 2004, the FASB issued SFAS 123R (revised 2004), “Share-Based Payment”. This statement revises SFAS 123, “Accounting for Stock-Based Compensation”, and requires companies to expense the value of employee stock option grants and similar awards. The effective date of this standard is interim and annual periods beginning after June 15, 2005.

     Historically, we have elected to follow the intrinsic value method of accounting for our employee stock options. Accordingly, because the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant, we have not recognized any compensation expense related to grants of stock options to our employees.

     Upon the adoption of SFAS No. 123R, we will expense stock option grants in our Consolidated Statement of Income over the vesting period of the grants following the modified version of prospective application. For the years ended December 31, 2004, 2003 and 2002, total stock-based employee compensation expense, net of related tax effects determined under this new standard, would have been $1.7, $3.8 and $4.4 million, respectively. Stock option expense in 2005 will be dependent on future awards, in addition to unvested awards at the date of adoption.

(17) Subsequent Events

     On January 24, 2005, we entered into a definitive agreement to acquire AlphaSmart, Inc., a publicly traded company listed on the Nasdaq National Market under the symbol ALSM. We expect to close the transaction during the second quarter of 2005. The transaction is valued at approximately $57 million. AlphaSmart stockholders will have the option to be paid in cash, Renaissance Learning, Inc. common stock or some combination of the two, subject to pro-ration so that the total consideration paid will aggregate no more than 45% Renaissance Learning, Inc. common stock and no less than 55% cash. Given the complementary nature of AlphaSmart’s portable computing devices and our writing suite of products, we believe the merger enhances the opportunity to realize our strategic objective of achieving greater scale and presence in the writing segment of the K-12 market.

     On February 9, 2005, our Board of Directors increased our quarterly cash dividend from $.04 per share to $.05 per share. The board also authorized an additional three million shares under the stock re-purchase program. With this authorization, we may repurchase an additional 3.7 million shares.

     On February 28, 2005, we completed the sale of Generation21. Generation21 is classified as a discontinued operation in the consolidated financial statements for all periods presented.